Exhibit 10.14

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of May 2, 2007, by and between Akebia Therapeutics, Inc., a Delaware corporation (the “Company”), and Joseph H. Gardner, an individual resident in the State of Ohio (“Executive”).

1. Employment; Duties; Full Time Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts employment, as President and CEO of the Company, with such employment to commence on May 1st 2007, (the “Commencement Date”). In such capacity, Executive shall perform such executive duties and exercise such powers for the Company and its subsidiaries as the Board of Directors of the Company (the “Board”) may lawfully assign to or vest in Executive from time to time. Executive covenants and agrees that, at all times during the Term (as defined below), Executive shall devote Executive’s full business time and efforts to Executive’s duties as an employee of the Company and that Executive will not, directly or indirectly, engage or participate in any other business or professional activities during the Term, other than (a) non-conflicting personal investments managed on Executive’s personal time, (b) activities for non-profit institutions (including, but not limited to, participating on boards of directors), and (c) activities or commitments set forth and described on Appendix A (Section 1) hereto, provided that such activities do not interfere or conflict with Executive’s obligations hereunder.

2. Term. The Company agrees to employ Executive, and Executive agrees to serve the Company, on an “at will” basis, which means that either the Company or Executive may terminate Executive’s employment with the Company at any time, with or without Cause, as provided in Section 5 below. The period commencing with the Commencement Date and ending on the effective date of any termination of employment in accordance with the provisions hereof shall constitute the term of this Agreement (the “Term”).

3. Compensation and Benefits. During the Term, the Company shall provide Executive with the following compensation and benefits:

(a) Base Salary. The Company shall pay Executive a base salary (“Base Salary”) at the rate of $198,000.00 per annum (less applicable deductions and withholdings), payable in periodic payments in accordance with the Company’s normal payroll practices. During the Term, Executive’s compensation shall be reviewed by the Board from time to time and at least once every 12 months. Any increase or decrease in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” under this Agreement.

(b) Discretionary Bonuses. Executive will be eligible for discretionary bonuses on both a quarterly and annual basis in amounts to be determined by the Board in its sole discretion. The exact amount of the actual bonus awarded to Executive for any given quarter or year, if any, shall be determined by the Board in its sole discretion based upon its consideration of the Company’s performance and Executive’s performance against objectives established by the Board for the quarter or year, as the case may be, in consultation with Executive. Executive must remain an active employee through the end of the calendar quarter or year in order to earn a bonus for that quarter or year. Executive will not earn any bonus (including a prorated bonus) for any quarter or year if Executive’s employment terminates for any reason before the end of such respective period.

(c) Stock Ownership. Executive has been issued an aggregate of 800,000 shares of Common Stock of the Company (the “Acquisition Stock”). Except for the foregoing Acquisition Stock, and except as otherwise may be determined by the Board from time to time after the date of this Agreement in its discretion, Executive shall not have any right to be issued shares of the Company’s capital stock or options, warrants or other rights to acquire any capital stock of the Company.

(d) Other Compensation and Benefits. In addition to the compensation specified above in this Section 3, Executive shall be entitled to the following benefits during the Term, all on the terms offered or maintained by the Company to, for or on behalf of its senior executives: vacation, holidays and sick leave, and subject to eligibility therefor, the right to participate in any profit sharing plan, retirement plan, 401(k) plan, group medical plan, group dental plan, group life insurance plan and/or other health or insurance plan maintained by the Company for its senior executives generally and, if applicable, their family members. Executive will be eligible for the paid holidays as are generally made available to employees of the Company.

4. Business Expenses. The Company shall reimburse Executive for all reasonable and necessary business and travel expenses incurred by Executive in the performance of Executive’s duties under this Agreement. Such expenses shall be reimbursed in accordance with the Company’s guidelines, limits and procedures relating thereto and upon presentation of proper expense vouchers or receipts therefor.

5. Termination.

(a) Termination on Death or Disability. The Term will terminate automatically and immediately upon Executive’s death or, upon 30 days prior written notice from the Company, in the event of Executive’s Disability. For purposes of this Section 5, “Disability” means that Executive, at the time notice is given, has been unable to substantially perform Executive’s duties under this Agreement for not less than sixty (60) work days within a six (6) consecutive month period as a result of Executive’s incapacity due to physical or mental illness. Upon any termination for death or Disability, Executive will not be entitled to any further compensation from the Company, including severance pay, pay in lieu of notice or any other such compensation (other than accrued salary and bonus, and accrued and unused vacation, through Executive’s last day of employment).

(b) Termination Without Cause. During the Term, the Company shall be entitled to terminate Executive’s employment without Cause (as defined below), in which case Executive shall be entitled to receive the following severance benefits (in addition to accrued salary and bonus, and accrued and unused vacation, through Executive’s last day of employment): (i) Executive shall be entitled to severance pay in the form of continuation of Executive’s Base Salary in effect on the effective date of termination for a period of three months after the date of such termination, to be paid periodically in accordance with the Company’s normal payroll practices and subject to standard payroll deductions and withholdings; and (ii) if Executive timely elects continued coverage under COBRA, then (A) the Company shall make such

COBRA coverage (or equivalent medical benefits after the termination of COBRA) available for at least 24 months following termination and (B) the Company shall pay the COBRA premiums necessary to continue Executive’s medical insurance coverage in effect on the termination date for a period of three months following Executive’s termination (provided that such COBRA continuation and reimbursement shall terminate upon commencement of new employment by an employer that offers health care coverage to its employees). Notwithstanding the foregoing, all severance benefits contemplated by hereunder are conditional on Executive (i) complying with the provisions of Section 6 below, and (ii) delivering prior to receipt of such severance benefits, an effective, general release of claims in favor of the Company or its successor, its subsidiaries and their respective directors, officers and stockholders in a form acceptable to the Company or its successor. In the event that the Company determines that any severance benefit provided hereunder fails to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code (“Code”) as a result of Section 409A(a)(2)(B)(i) of the Code, then if an accelerated payment of such benefits would cause such benefit not to be subject to the provisions of Section 409A(a)(l) of the Code, the payment of such benefits shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(l) of the Code. (The payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”) However, in the event the accelerated payment of such benefits would not avoid the application of Section 409A(a)(l) of the Code, the payment of such benefits shall not be made pursuant to the original payment schedule or the Revised Payment Schedule and instead the payment of such benefits shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(l) of the Code. The Board may attach conditions to or adjust the amounts paid pursuant to this Section 5(b)(iv) to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 5(b)(iv); provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(l) of the Code.

(c) Termination for Cause; Resignation. The Company may terminate Executive’s employment at any time for Cause, and Executive may resign at any time. Termination for Cause shall be effective on the date the Company gives notice to Executive of such termination in accordance with this Agreement. Resignation by Executive shall be effective on the date Executive gives notice to the Company of such resignation in accordance with this Agreement In the event of the Company’s termination of the Term for Cause or Executive’s resignation from Executive’s employment Executive will not be entitled to any further compensation from the Company, including severance pay, pay in lieu of notice or any other such compensation (other than accrued salary and bonus, and accrued and unused vacation, through Executive’s last day of employment).

(d) Cause. For purposes of this Agreement, “Cause” shall mean (i) Executive’s failure to substantially perform Executive’s duties under this Agreement for reasons other than death or Disability, which failure, if curable, is not cured to the reasonable satisfaction of the Board during the fifteen (15) day period following written notice of such failure from the Company; (ii) Executive’s material failure or refusal to comply with reasonable written policies, standards and regulations established by the Company from time to time which failure, if curable, is not cured to the reasonable satisfaction of the Board during the fifteen (15) day period following written notice of such failure from the Company; (iii) the commission by Executive of

(x) an act of dishonesty or constituting common law fraud, embezzlement or a felony or (y) any tortious act, unlawful act or malfeasance that causes or reasonably would cause (for example, if it became publicly known) material harm to the Company’s standing, condition or reputation; or (iv) any breach by Executive of the provisions of this Agreement, which breach, if curable, is not cured to the reasonable satisfaction of the Board during the fifteen (15) day period following written notice of such breach from the Company. The Board (excluding Executive if Executive is at such time a member of the Board) shall make all determinations relating to termination, including without limitation any determination regarding Cause, pursuant to this Section 5(d).

6. Company Matters; Restrictive Covenants.

(a) Confidential Information. Executive will have access to and will participate in the development of and will be acquainted with confidential or proprietary information and trade secrets related to the business of the Company and its affiliates, including but not limited to (i) customer lists; related records and compilations of information; the identity, lists or descrip-tions of any new customers, referral sources or organizations; financial statements; cost reports or other financial information; contract proposals or bidding information; business plans; training and operations methods and manuals; personnel records; software programs; reports and correspondence; and management systems, policies or procedures, including related forms and manuals, (ii) information pertaining to future developments such as future marketing or acquisition plans or ideas and potential new business locations; and (iii) all other tangible and intangible property and intellectual property which is used in the business and operations of the Company and its affiliates but not made public. The foregoing is collectively referred to as the “Confidential Information.” The term Confidential Information shall not include any information (x) that is or becomes generally publicly available (other than as a result of violation of this Agreement by Executive), or (y) that Executive receives on a non-confidential basis from a source (other than the Company, its affiliates or their representatives) that is not known by Executive to be bound by an obligation of secrecy or confidentiality to any of the Company or its affiliates. Executive shall not disclose, use or make known for Executive’s or another’s benefit other than for the benefit of the Company and its affiliates any Confidential Information or use such Confidential Information in any way. Upon the termination of Executive’s employment with the Company for any reason, Executive shall immediately return to the Company all Confidential Information in whatever form maintained (including, without limitation, computer discs and other electronic media).

(b) Non-Competition. During Executive’s employment with the Company and for the one-year period immediately following the termination of Executive’s employment with the Company, Executive will not directly or indirectly (whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant or in any capacity whatsoever) engage in, become financially interested in, be employed by or have any business connection with any person, corporation, firm, partnership or any other entity whatsoever which competes with the Company in any area where the Company operates, or has operated at any time during Executive’s employment with the Company, or any area the Company has planned to expand into at any time during Executive’s employment with the Company.

(c) Nonsolicitation of Customers. During Executive’s employment with the Company and for the one-year period immediately following the termination of Executive’s employment with the Company, Executive shall not solicit, directly or indirectly, any customers of the Company or of its affiliates who or which were customers of the Company at any time during Executive’s employment with the Company, nor shall Executive solicit any potential customers of the Company or of its affiliates with whom Executive had contact on behalf of the Company or its affiliates during Executive’s employment with the Company.

(d) Nonsolicitation of Employees. During Executive’s employment with the Company and for the one-year period immediately following the termination of Executive’s employment with the Company, Executive shall not solicit or hire, directly or indirectly, on Executive’s behalf or on behalf of any other person or entity, any person employed by the Company or its affiliates except with the specific written consent of the Company.

(e) Certain Representations. Executive represents that Executive’s experience, capabilities and circumstances are such that the provisions of this Agreement will not prevent Executive from earning a livelihood. Executive further agrees that the limitations set forth in this Agreement (including, without limitation, the time and territorial limitations) are reasonable and properly required for the adequate protection of the current and future businesses of the Company and its affiliates. Executive further acknowledges that a remedy at law for any breach or threatened breach of the provisions of this Agreement would be inadequate and will cause immediate and irreparable harm to the Company or its affiliates in a manner that cannot be measured nor adequately compensated in damages. Executive further acknowledges that in the event of any such breach and in addition to any and all other remedies that it may have at law or in equity, the Company or its affiliates shall be entitled to temporary, preliminary and permanent injunctive relief to restrain such breach by Executive, and to recover all costs and expenses, including reasonable attorneys’ fees, of any proceedings brought to obtain such injunctive relief. Nothing contained herein shall restrict or limit in any manner the Company’s right to seek and obtain any form of relief, legal or equitable, against Executive in an action brought to enforce its rights hereunder.

(f) Intellectual Property. Except as otherwise set forth and described on Appendix A (Section 6(f)) hereto, all ideas, concepts, inventions, improvements, programs, information technology, derivative works, processes, configurations, date, procedures, designs, techniques and other works of authorship and development made, conceived or reduced to practice by Executive, either solely or in collaboration with others, during Executive’s employment with the Company, including but not limited to all copyright, trademark, patent, trade secret and intellectual property rights associated therewith, shall become and remain the exclusive property of the Company. Executive hereby assigns to the Company any and all of Executive’s right, title and interest in and to any of the foregoing, and Executive waives any claim that Executive may have thereto. Executive will promptly disclose in writing to the Company all such ideas, concepts, inventions, improvements, programs, information technology, derivative works, processes, configurations, data, procedures, designs, techniques and other works of authorship and development, and will cooperate fully with the Company in confirming and protecting the Company’s ownership rights therein. The work product resulting from the Executive’s employment with the Company is work made for hire.

(g) Ventures. If, during the Term, Executive is engaged in or associated with the planning or implementing of projects, programs or ventures involving the Company and third parties, all rights in such projects, programs and ventures shall belong to the Company (or the third party, to the extent provided in any agreement between the Company and the third party). Except as formally approved by the Company, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the salary or other compensation to be paid to Executive as provided in this Agreement.

(h) Resignation on Termination. On termination of Executive’s employment Executive shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that Executive may hold in the Company or any of its affiliates, unless otherwise requested by the Board.

7. Miscellaneous.

(a) Withholding Taxes. The Company may withhold from all salary, bonus or other benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

(b) Entire Agreement; Binding Effect. This Agreement sets forth the entire understanding between the parties as to the subject matter of this Agreement and supersede all prior agreements, commitments, representations, writings and discussions between them (whether written or oral) on the subject matters herein; and neither of the parties shall be bound by any obligations, conditions, warranties or representations with respect to the subject matter of the foregoing except as expressly provided herein or therein or as duly set forth on or subsequent to the date hereof in a written instrument signed by the proper and fully authorized representative of the party to be bound hereby. This Agreement is binding on Executive and on the Company and Executive and their respective successors and assigns (whether by assignment, by operation of law or otherwise); provided that neither this Agreement nor any rights or obligations hereunder may be assigned by Executive or the Company without the prior written consent of the other party (except that the Company shall be entitled to assign this Agreement in connection with the sale of all or substantially all of the Company’s assets, or a merger or consolidation in which the Company is not the surviving entity).

(c) Absence of Conflict. Executive represents and warrants that Executive’s employment by the Company as described herein will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship.

(d) Voluntary Nature of Agreement; Legal Rights. Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive acknowledges that Executive has had the opportunity to consult with an attorney regarding the provisions of this Agreement and has either obtained such advice of counsel or knowingly waived the opportunity to seek such advice. Executive has carefully read this Agreement and has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial.

(e) Waivers. No party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the party to be charged with such waiver. The failure of any party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach.

(f) Notices. All notices, approvals, consents, requests or demands required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given (i) upon delivery, if delivered by hand (ii) one business day after transmission, if sent by facsimile (confirmation received) or (iii) one business day after the business day of deposit with a reputable overnight courier for next business day delivery, freight prepaid (signature of receipt obtained). Notice in each case shall be addressed to the party entitled to receive such notice at the following address (or other such addresses as the parties may subsequently designate):

The Company: Akebia Therapeutics, Inc. 250 East 5th Street Cincinnati, Ohio 45202 Attn: Chairman of the Board Fax:

With a copy to: David Willbrand Thompson Hine LLP 312 Walnut Street, Suite 1400 Cincinnati, Ohio 45202 Attn: David J. Willbrand, Esq. Fax: (513) 241-4771

Executive: Joseph H. Gardner 4060 Boomer Rd Cincinnati, Ohio 45247

(g) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Ohio as they apply to contracts entered into and wholly to be performed therein by residents thereof.

(h) Severability. Every provision of this Agreement is intended to be severable from every other provision of this Agreement. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or in part, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement; and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein except to the extent that such provision may be construed and modified so as to render it valid, lawful, and enforceable in a manner consistent with the intent of the parties to the extent compatible with the applicable law as it shall then appear.

(i) Effect of Headings. The Section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

(j) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the year and date first written above.

AKEBIA THERAPEUTICS, INC.

By:	/s/ John Rice
John Rice, Ph.D.
Chairman of the Board

Executive:

/s/ Joseph H. Gardner
Joseph H. Gardner, Ph.D.
President and CEO

Appendix A

[JG]

Section 1.

Executive will continue to volunteer as a Director on the Board of the Juvenile Diabetes Research Foundation International (“JDRF”). Executive will continue to advise the JDRF Board on research and development programs directed at curing Type 1 diabetes and its complications. If occasions arise that represent a potential conflict of interest with or competition with the Company, Executive will recuse himself from the JDRF responsibilities to insure that the Company’s business interests are appropriately carried forward and protected.

In the event that a for-profit company requests the participation of Executive on its board of directors or board of advisors, Executive may so participate if he first receives the prior written consent of the Chairman of the Board, and in any event, if occasions arise that represent a potential conflict of interest with or competition with the Company, Executive will recuse himself therefrom to insure that the Company’s business interests are appropriately carried forward and protected.

In addition, there may be occasions where Executive is requested to consult on small projects on behalf of various venture capital firms. Executive shall disclose all such activities to the Board, and Executive agrees that (i) these activities must not and shall not interfere with the operation and progress of Company projects, and (ii) in any event, time devoted by Executive to such projects will not exceed 5% of Executive’s time in any calendar year period.

Section 6(f).

As part of his duties for the Company, Executive will evaluate various academic projects which are funded and owned by universities. In discussions with these academic collaborators, Executive may occasionally contribute ideas to these academic projects, with the understanding that these ideas will be incorporated into the university intellectual property. In such instances, Executive will make every reasonable effort to negotiate a “first right to negotiate a license” to the related university intellectual property on behalf of the Company, but Executive cannot guarantee that he will be successful in negotiating such a right in every instance.